Exhibit 99.1

Media General Inc., PO Box 85333, Richmond, VA 23293-0001 804/649-6748 www.mediageneral.com

FOR IMMEDIATE RELEASE

Friday, July 28, 2006

Media General Announces Sale of KWCH-TV in Wichita to Schurz Communications

Richmond, Va., and South Bend, Ind. – Media General, Inc. (NYSE: MEG) and Schurz Communications, Inc., announced today that they have signed a definitive agreement under which Schurz Communications will purchase the assets of Media General’s CBS television station KWCH in Wichita, Kan., and its three satellite stations KBSD in Dodge City, Kan., KBSH in Hays, Kan., and KBSL in Goodland, Kan. The sales price is approximately $73 million. The transaction is subject to regulatory approvals and is expected to be completed in the third or fourth quarter of 2006.

On April 6, 2006, Media General announced that it would divest KWCH and three other CBS stations, WIAT in Birmingham, Ala., KIMT in Mason City, Iowa, and WDEF in Chattanooga, Tenn., as part of its acquisition of four NBC stations, which the company completed on June 26, 2006.

Marshall N. Morton, president and chief executive officer of Media General, said, “We are pleased that the execution of our planned divestitures is proceeding on a timely basis. In addition to the transaction announced today, negotiations are proceeding well with other parties for WDEF, WIAT and KIMT. We continue to expect to complete these sales by year-end.

“Once all of the divestitures are completed, Media General will provide aggregated financial details on the group of stations sold. We continue to expect net proceeds from the sale of all the stations to exceed $100 million,” said Mr. Morton.

“We also are making excellent progress integrating our new NBC stations. We plan to build on our track record of success with past acquisitions, when we achieved or exceeded our anticipated synergies and repaid debt as quickly as, or faster than, we had planned,” said Mr. Morton.

Franklin D. Schurz, Jr., chairman and chief executive officer of Schurz Communications, Inc. said, “We look forward to serving the viewers and advertisers and welcoming the employees of KWCH, KBSD, KBSH and KBSL. Our company’s strength mirrors that of our communities, and we look forward to joining such a vibrant area of Kansas. We started in television in 1952, and we anticipate a long and successful future with KWCH, its three satellite stations, and the communities they call home.”

KWCH was acquired by Media General in 2000 as part of the acquisition of a group of television stations from the former Spartan Communications. The station and its satellites have approximately 130 employees and began operations in 1953.

Mr. Morton said, “The employees of KWCH, KBSD, KBSH and KBSL are responsible for many fine contributions to Media General. We wish them well in their new endeavor.”

Forward-Looking Statements

This news release contains forward-looking statements that are subject to various risks and uncertainties and should be understood in the context of the company’s publicly available reports filed with the Securities and Exchange Commission. Media General’s future performance could differ materially from its current expectations.

Publishing     •     Broadcast     •     Interactive Media

(1 of 2)

Media General Inc., PO Box 85333, Richmond, VA 23293-0001 804/649-6748 www.mediageneral.com

About Media General

Media General is a multimedia company operating leading newspapers, television stations and online enterprises primarily in the Southeastern United States. The company’s publishing assets include three metropolitan newspapers, The Tampa Tribune, Richmond Times-Dispatch, and Winston-Salem Journal; 22 daily community newspapers in Virginia, North Carolina, Florida, Alabama and South Carolina; and more than 150 weekly newspapers and other publications. The company’s broadcasting assets currently include 30 network-affiliated television stations that reach more than 33 percent of the television households in the Southeast and more than 10 percent of those in the United States. The company’s interactive media assets include more than 75 online enterprises that are associated with its newspapers and television stations. Media General also owns a 33 percent interest in SP Newsprint Company, a manufacturer of recycled newsprint.

About Schurz Communications

Based in South Bend, Indiana, Schurz Communications, Inc., is a diversified privately-owned, nationwide communications company. The company publishes 12 daily newspapers with a combined circulation of nearly 230,000. It also publishes six weekly newspapers, shopping guide publications and a printing company. It owns five television stations, seven radio stations, and two cable companies. Geographically, Schurz Communications has a presence in Indiana, Kentucky, Maryland, Michigan, Pennsylvania, California, South Dakota, Florida, Missouri, Georgia, and Virginia.

CONTACTS:

Media General

Lou	Anne J. Nabhan, Investors

804-649-6103

Ray Kozakewicz, Media

804-649-6748

Schurz Communications

Marci Burdick

Senior Vice President, Broadcast

574-287-1001

Publishing     •     Broadcast     •     Interactive Media

(2 of 2)